Exhibit (d)(iv)

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

February 8, 2016

PURCHASE AGREEMENT

Purchase Agreement, dated February 8, 2016 (the “Purchase Agreement”), between The Procter & Gamble Company (the “Purchaser”), and Citigroup Global Markets Inc. (the “Broker”).

WHEREAS, Purchaser desires to appoint Broker to purchase on behalf of Purchaser shares of outstanding common stock without par value (the “Stock”) issued by Purchaser; and

WHEREAS, the parties intend that the purchases of Stock made pursuant to this Purchase Agreement shall comply with the requirements of Rule 10b5-1 and be made in accordance with the requirements for Rule 10b-18 purchases described in paragraph (b) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Exchange Act”), and that this Purchase Agreement shall be interpreted to comply with those requirements.

NOW THEREFORE, Purchaser and Broker hereby agree as follows:

1. On each day during the term of this Purchase Agreement on which a national securities exchange in the United States conducts trading (each such day a “Trading Day”), Broker shall effect Purchases (each a “Purchase”) of shares of Stock as set forth on and in accordance with Annex A on a “not held” basis. Broker’s sole compensation for services rendered under this Purchase Agreement shall be a commission of [ *** ].

2. This Purchase Agreement shall become effective on [ *** ], and shall terminate on the earliest of: (i) the close of market on [ *** ]; (ii) the date on which Purchases by Broker reach $500 million; (iii) the date that any person publicly announces a tender or exchange offer to acquire the Stock other than in connection with the Beauty Separation; (iv) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Purchaser as a result of which the Stock is to be exchanged for or converted into other securities or property, in any event other than in connection with the Beauty Separation, (v) the date on which Broker receives notice of the intended or actual commencement of any proceedings in respect of or triggered by Purchaser’s bankruptcy, insolvency or similar proceeding; (vi) the date on which any event of termination described herein shall occur; (vii) as soon as reasonably practicable after the

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

receipt of written notice of termination signed by Purchaser and delivered pursuant to the instructions in Paragraph 15 below, or to such other contact as may be provided by Broker to Purchaser from time to time; or (viii) as otherwise provided elsewhere in this Purchase Agreement. Any termination notice pursuant to Paragraph 2(vi) above shall not indicate the reasons for the termination or contain any material non-public information (it being understood that any such termination notice from Purchaser’s counsel will be deemed to be a representation by Purchaser that such termination will not cause Purchases previously executed under this Purchase Agreement to fail to be entitled to the benefit of Rule 10b5-1(c)).

3. Broker will make Purchases pursuant to this Purchase Agreement only (i) in the open market or (ii) pursuant to block purchases (as defined under Rule 10b-18(a)(5) of the Exchange Act) that satisfy the requirements of Rule 10b-18 of the Exchange Act in which the seller is not an officer or director of Purchaser, an affiliate of Purchaser, an unrelated investment bank acting as Purchaser’s agent in acquiring Purchaser’s Stock solely in exchange for a per share commission (an “IB-Agent”), an unrelated investment bank acting for its own account in acquiring Purchaser’s Stock (an IB-Principal”), an affiliate of an IB-Agent or IB-Principal, or a shareholder owning at least 1% of Purchaser’s stock or securities at the time of purchase. Broker agrees that all Purchases of Stock pursuant to this Purchase Agreement will be made in accordance with the time, price and volume requirements for Rule 10b-18 purchases described in paragraphs (b)(2), (b)(3) and (b)(4), respectively, of Rule 10b-18 under the Exchange Act. Purchaser agrees not to take any action that would cause any Purchase not to be made in accordance with the broker, time, price and volume requirements for Rule 10b-18 purchases described in paragraphs (b)(1), (b)(2), (b)(3) or (b)(4) of Rule 10b-18, nor to attempt to influence when or whether Purchases are made by Broker. For avoidance of doubt, Purchaser and Broker hereby agree that for purposes of Broker and Purchaser being in compliance with the broker, time, price and volume requirements described in paragraphs (b)(1), (b)(2), (b)(3) or (b)(4) of Rule 10b-18, “Rule 10b-18 purchases” as used in such paragraphs shall refer to the “plain-English” meaning of such phrase and shall mean purchases by Broker pursuant to this Purchase Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4. As of the date of this Purchase Agreement:

(i) Purchaser has authorized the Purchases to be made under this Purchase Agreement in compliance with Rule 10b5-1 and in accordance with the broker, time, price and volume requirements for Rule 10b-18 purchases described in paragraph (b) of Rule10b-18;

(ii) Purchaser is not in possession as of the date hereof of any material non-public information with respect to the shares of Common Stock and Purchaser is entering into this Purchase Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and

(iii) Purchaser represents and warrants that Purchases of Stock pursuant to this Purchase Agreement are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on Purchaser.

5. Purchaser shall notify Broker as soon as practicable if any of the above statements become inaccurate prior to termination of the Purchase Agreement.

6. Payment for Stock purchased under this Purchase Agreement shall be made in accordance with normal settlement procedures. Broker shall deposit shares of Stock purchased pursuant to this Purchase Agreement into Purchaser’s existing account with Broker against payment to Broker by Purchaser of the purchase price and Broker’s compensation. These shares of Stock will be placed into transfer three business days following each Purchase. Purchaser agrees that the obligation of Broker to make Purchases on any Trading Day on which Purchases are to occur pursuant to this Purchase Agreement is conditioned upon Purchaser maintaining compliance with normal settlement procedures. Any failure by Purchaser to maintain such compliance shall be deemed an event of termination, and no further Purchases shall thereafter be made pursuant to this Purchase Agreement.

7. Broker shall provide Purchaser with written confirmation of purchases executed on behalf of Purchaser on a daily basis (showing the date of the transactions, the number of shares purchased, the price paid, Broker’s compensation for the Purchases, and settlement dates), as well as other market data or account reports that Purchaser may reasonably request. Such confirmation shall be delivered as instructed from time to time by Purchaser.

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8. Purchaser understands that Broker may not be able to effect a Purchase due to a market disruption trading halt, or a legal or regulatory restriction (a “Blackout”). Broker shall resume effecting Purchases in accordance with this Purchase Agreement as soon as practicable after the cessation or termination of a Blackout.

9. Broker agrees that if Purchaser or an affiliate enters into a transaction that results, in Purchaser’s good faith determination, in the imposition of trading restrictions on Purchaser (a “Purchaser Restriction”), Purchaser will give written notice to Broker, and Broker will, as soon as reasonably practicable, cease effecting Purchases under this Purchase Agreement until notified in writing by Purchaser, that such restrictions have terminated. Broker shall resume effecting Purchases in accordance with this Purchase Agreement as soon as practicable after the cessation or termination of a Purchaser Restriction and Purchaser’s reaffirmation of the representation contained in Paragraph 4(ii) above.

10. The representatives of Purchaser who are responsible for Purchaser’s share repurchase program shall not, directly or indirectly, communicate any material nonpublic information relating either to the Stock or to Purchaser to any employee of Broker who such individuals know are involved in executing this Purchase Agreement at any time while this Purchase Agreement is in effect. The employees of Broker who are responsible for executing Purchases hereunder shall not make any Purchases on the basis of material nonpublic information relating to Purchaser or its securities. Purchaser shall be solely responsible for complying with all reporting or filing requirements, and with any laws not mentioned herein, that may apply to Purchases under this Purchase Agreement.

11. Purchaser agrees that, in the absence of bad faith, willful misconduct, or gross negligence, Broker and its affiliates and their directors, officers, employees and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to Purchaser in connection with any breach of this Purchase Agreement or the making of any Purchase. Purchaser agrees to indemnify and hold harmless each Broker Person free from any and all losses, damages, liabilities or expenses (including

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Purchase Agreement (each an “Action”) and to reimburse each Broker Person for such Broker Person’s reasonable expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense resulted from such Broker Person’s negligence, gross negligence, willful misconduct, bad faith or breach of this Purchase Agreement. This Paragraph 11 shall survive termination of this Purchase Agreement.

12. This Purchase Agreement is not assignable or transferable, and constitutes the entire agreement between the parties, superseding any prior written or oral agreements or understandings with regard to this Purchase Agreement. This Purchase Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding instrument.

13. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto and provided that any such modification or amendment shall only be permitted at a time when Purchaser is otherwise permitted to effect purchases under this Purchase Agreement and at a time when Purchaser is not aware of material nonpublic information concerning Purchaser or its securities. Purchaser understands that, due to the manual process involved in executing and reporting trades on the floor of the New York Stock Exchange, a trade that is otherwise made in compliance with the price restrictions described in Rule 10b-18(b)(3) may appear to have been effected outside of the price restriction. Such a condition typically occurs as a result of the delays inherent in the NYSE specialist process of reporting a trade to the Consolidated Tape. In those instances where there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the Consolidated Tape by another market may cause the NYSE trade report to appear as an “uptick”, i.e., a trade executed at a price higher than the highest independent bid or last sale price. These conditions are more likely to occur in actively traded stocks.

14. Purchaser and Broker acknowledge that the material terms of this Purchase Agreement (and any other similar transactions) will, if and to the extent required, be disclosed by Purchaser in its offering materials to Purchaser’s stockholders in connection with the Beauty

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Separation, and further, that this Purchase Agreement will, if required, be filed as an exhibit to Purchaser’s Schedule TO or other similar filing with the Securities and Exchange Commission in connection with the Beauty Separation.

15. Notices. Unless otherwise specified in this Purchase Agreement, notices required by this Purchase Agreement will be in writing (which may include a fax) and will be sent as follows:

If to Broker:	Citigroup Global Markets Inc.
Special Equity Transactions Group
390 Greenwich Street, 1st Floor
New York, NY 10013
Attn: Mark Richman, Director
Telephone: (212) 723-7236

If to Purchaser:

The Procter & Gamble Company

Tapan Buch, Assistant Treasurer and Director, Global Treasury

1 Procter & Gamble Plaza, C10-113

Cincinnati, Ohio 45202

Telephone: (513) 983-2253

IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first written above.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Tapan Buch
Name:	Tapan Buch
Title:	Assistant Treasurer & Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Mark H. Richman
Name:	Mark H. Richman
Title:	Director

CONFIDENTIAL TREATMENT REQUESTED BY THE PROCTER & GAMBLE COMPANY PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO SUCH REQUEST, HAVE BEEN

MARKED WITH THE SYMBOL “[ *** ]” TO DENOTE WHERE OMISSIONS HAVE BEEN MADE AND

HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ANNEX A

As used in this Annex A, the following terms shall have the following meanings:

“Authorized Purchase Amount” means $500 million aggregate value of Stock, excluding commission.

“Beauty Business” means certain assets relating to Purchaser’s fine fragrances, salon professional, cosmetics and retail hair color and styling businesses.

“Beauty Separation” means a transaction or series of transactions which results in Purchaser’s Beauty Business being a stand-alone public company and/or being merged into another public company or another public company’s subsidiary, whether effected by means of a “spin-off” (in which holders of Purchaser’s Stock would receive shares of the entity that will own the Beauty Business as a dividend), a “split-off” transaction (in which holders of Purchaser’s Stock would be entitled to exchange their shares of Purchaser’s Stock for shares of the entity that will own the Beauty Business), or another mechanism to effect the separation of the Beauty Business from Purchaser.

“Daily Purchase Target” means [ *** ].

“Daily Purchase Amount” means an aggregate value of Stock, excluding commission, selected at Broker’s discretion from a range between [ *** ].

On each Trading Day during the effective period of this Purchase Agreement, with the exception of the final Trading Day during the effective period of this Purchase Agreement, Broker shall effect Purchases of Stock (inclusive of non-block and block Purchases), in accordance with the following:

Broker shall purchase the lower of (1) the Rule 10b-18 safe harbor limit of 25% of the average daily trading volume for the Stock, as calculated during the four full calendar weeks preceding the week of any such Purchase, and (2) the Daily Purchase Amount, excluding commission.

On the final Trading Day during the effective period of this Purchase Agreement, Broker shall effect Purchases of Stock (inclusive of non-block and block Purchases), in accordance with the following:

Broker shall purchase the lower of (1) the Rule 10b-18 safe harbor limit of 25% of the average daily trading volume for the Stock, as calculated during the four full calendar weeks preceding the week of any such Purchase, and (2) the Authorized Purchase Amount minus the sum of aggregate value of Stock purchased on all Trading Days to-date under this Purchase Agreement.